Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-193017), the Registration Statement on Form S-8  (333-208863), the Registration Statement on Form S-8 (333-212733), and the Registration Statement on Form S-3 (333-210319) and any amendments thereto (collectively, the “Registration Statements”) for Sanchez Energy Corporation (“Sanchez”) (File No. 001-35372) of all references to our firm, and to the use and inclusion of our report, dated January 23, 2017, with respect to the estimated future reserves and income attributable to certain leasehold and royalty interests of Sanchez as of December 31, 2016.  We further consent to the reference to our firm as experts in the Registration Statements.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

January 31, 2017